Exhibit 99.2

Atomera Prices $12.5 Million Public Offering of Common Stock

LOS GATOS, Calif., Oct. 11, 2018 – Atomera Incorporated (Nasdaq: ATOM) today announced that it has priced its underwritten public offering of 2,625,000 shares of its common stock at a public offering price of $4.75 per share. Atomera expects the gross proceeds from this offering to be $12,468,750, before deducting the underwriting discount and other estimated offering expenses. Atomera has granted the underwriter a 30-day option to purchase up to 393,750 additional shares of common stock. Atomera expects to close the offering, subject to customary conditions, on or about October 15, 2018.

Atomera intends to use the net proceeds from the proposed offering for working capital and general corporate purposes, which could include capital and/or operating expenditures related to epitaxial deposition tools it may acquire or lease; metrology costs for wafers built for internal R&D and customer evaluations; and increased engineering personnel supporting MST development and customer integration.

Roth Capital Partners acted as sole book-running manager for the offering. National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (Nasdaq: NHLD), acted as a co-manager in connection with the offering.

Loop Capital Markets LLC served as Financial Advisor to Atomera in connection with this offering.

The offering of common stock was made pursuant to Atomera’s shelf registration statement filed with the Securities and Exchange Commission (SEC) and declared effective. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

A preliminary prospectus supplement has been filed with the SEC and a final prospectus supplement will be filed with the SEC. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the securities being offered may be obtained, when available, from Roth Capital Partners, LLC. 888 San Clemente Drive, Newport Beach, CA 92660, Attention: Prospectus Department, by telephone at (800) 678-9147 or by email at rothecm@roth.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC's website at http://www.sec.gov.

Safe Harbor

This press release contains forward-looking statements regarding the expected closing of the public offering and the intended use of proceeds from the offering. The offering is subject to customary closing conditions and there can be no assurance as to whether or when the offering may be completed.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed under the caption "Risk Factors" in the preliminary prospectus supplement related to the offering. Atomera cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.